UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) AUGUST 10, 2006

PROVENA FOODS INC.

(Exact name of registrant as specified in its charter)

California	1-10741	95-2782215
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS employer Identification No.)

5010 Eucalyptus Avenue, Chino, California	91710
(Address of principal executive offices)	(Zip Code)

(909) 627-1082

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.02 Results of Operations and Financial Condition

The following is the text of a press release including registrant’s result for the 2nd quarter of 2006 which registrant intends to have published on August 10, 2006.

FOR IMMEDIATE RELEASE - August 10, 2006 - CHINO, CA

PROVENA FOODS INC. REPORTS SECOND QUARTER RESULTS

CHINO, Calif., Provena Foods Inc. (AMEX: PZA) had net earnings of $291,225 for the 2nd quarter and $439,344 for the 1st six months of 2006 compared to net losses of $146,615 and $321,291 a year ago. The Company’s sales were up 7.6% in the 2nd quarter and up 4.7% in the 1st six months of 2006 compared to the same periods of 2005. Both the meat and the pasta divisions contributed to the net earnings and increases in sales in both periods, except for a slight decrease in the pasta division’s sales in the 2nd quarter of 2006.

CONDENSED STATEMENT OF OPERATIONS (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Sales	$15,085,316	$14,016,535	30,535,023	29,161,172
Cost of Sales	13,685,527	13,307,440	27,787,202	27,515,222

Gross profit	1,399,789	709,095	2,747,821	1,645,950
Operating Expenses:
Distribution	400,928	402,026	859,367	840,848
General and administrative	566,413	500,555	1,209,626	1,048,622

Operating loss	432,448	(193,486)	678,828	(243,520)
Interest expense and other financing costs, net	(135,130)	(181,450)	(258,447)	(461,546)
Other Income, net	171,203	128,621	328,337	212,875

Loss before income taxes	468,521	(246,315)	748,718	(492,191)
Income tax benefit	(177,296)	99,700	(309,374)	170,900

Net loss	291,225	(146,615)	439,344	(321,291)

Loss per share:
Basic and diluted	0.08	(0.04)	0.13	(0.10)

Shares used in computing loss per share.
Basic and diluted:	3,502,611	3,388,265	3,485,503	3,367,082

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

No financial reports or exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2006	PROVENA FOODS INC.

	By	/s/ Thomas J. Mulroney
Thomas J. Mulroney
Vice President and
Chief Financial Officer